Exhibit 4(f)(144)
FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 3, 2011, among Credit Acceptance Corporation, a Michigan corporation (the “Company”), Buyers Vehicle Protection Plan, Inc., a Michigan corporation (“BVPP”), Vehicle Remarketing Services, Inc., a Michigan corporation (together with BVPP, the “Guarantors”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.
W I T N E S S E T H
     WHEREAS, the Company, the Guarantors and the Trustee have entered into an indenture, dated as of February 1, 2010 (the “Indenture”), providing for the issuance by the Company of 9.125% First Priority Senior Secured Notes due 2017 (the “Notes”);
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Guarantors and the Trustee may, without the consent of any Holder of Notes, amend or supplement the Indenture, the Notes, any Security Document or the Intercreditor Agreement to, among other things, make any change that would provide any additional rights or benefits to the Holders of Notes; cure any ambiguity, omission, defect or inconsistency; conform the text of the Indenture, the Notes or any Guarantee to any provision of the section of the Offering Circular entitled “Description of Notes” to the extent that such provision in the section of the Offering Circular entitled “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or such Guarantee; or make any change that does not adversely affect the legal rights under the Indenture of any such Holder;
     WHEREAS, the Company and the Guarantors wish to implement the amendments set forth in this First Supplemental Indenture to provide for the payment of pre-issuance accrued interest with respect to any Additional Notes that may be issued and to correct, and conform to the “Description of Notes” section of the Offering Circular, certain references in the Appendix to the amount of Notes issued on the Issue Date;
     WHEREAS, the Company is delivering contemporaneously herewith to the Trustee, pursuant to the Indenture, an Officers’ Certificate and an Opinion of Counsel in connection with the execution and delivery of this First Supplemental Indenture; and
     WHEREAS, this First Supplemental Indenture complies with and is authorized by the applicable provisions of the Indenture, including Section 9.01 thereof.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

     1. Amendments.
          (a) Each of (i) paragraph 1 on the reverse side of the form of Note in Exhibit I to the Appendix, (ii) paragraph 1 on the reverse side of the form of Note in Exhibit II to the Appendix and (iii) paragraph 1 on the reverse side of each of the Notes is hereby amended by deleting therefrom “(or, in the case of any Additional Notes as to which no interest has been paid, from the date of issuance of such Additional Notes)”.
          (b) Each of Section 2.2 of the Appendix and clause (1) of the definition of Initial Notes in Section 1.1 of the Appendix is hereby amended by replacing “$225,000,000” with “$250,000,000”.
     2. Effectiveness. Upon the execution and delivery of this First Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes.
     3. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions of the Indenture shall remain in full force and effect.
     4. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
     5. Effect of Headings. The section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this First Supplemental Indenture and shall not modify or restrict any of the terms or provisions of this First Supplemental Indenture.
     6. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
     7. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

Credit Acceptance Corporation

By:	/s/ Douglas W. Busk Name: Douglas W. Busk
Title: Senior Vice President and Treasurer

Buyers Vehicle Protection Plan, Inc.

By:	/s/ Douglas W. Busk Name: Douglas W. Busk
Title: Treasurer

Vehicle Remarketing Services, Inc.

By:	/s/ Douglas W. Busk Name: Douglas W. Busk
Title: Treasurer

U.S. Bank National Association

By:	/s/ Raymond S. Haverstock Name: Raymond S. Haverstock
Title: Vice President
[9.125% First Priority Senior Secured Notes — First Supplemental Indenture]